EXHIBIT 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Minera Escondida Limitada:

We consent to the incorporation by reference in the registration statement (No. 333-141218) on Form F-3 of BHP Billiton Finance (USA) Limited and the registration statements (Nos. 333-100496 and 333-141531) on Form S-8 of BHP Billiton Limited of our report dated September 12, 2007, with respect to the balance sheets of Minera Escondida Limitada as of June 30, 2007 and 2006, and the related statements of income, equity, and cash flows for the years then ended, which report appears in the June 30, 2007 Annual Report on Form 20-F of BHP Billiton Limited and BHP Billiton Plc.

/s/ KPMG Auditores Consultores Ltda

KPMG Auditores Consultores Ltda

Santiago, Chile

September 26, 2007